Exhibit 99.1

Gulf Island Fabrication, Inc. Announces Cooperative Agreement

HOUSTON--(BUSINESS WIRE)--July 24, 2014--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), announced today that, they have signed a cooperative agreement with Bechtel Oil, Gas, and Chemicals, Inc. to work together to pursue opportunities for offshore projects for the U.S. Gulf of Mexico and abroad. Gulf Island’s fabrication experience, infrastructure, and skilled labor along with Bechtel’s unmatched engineering, project management, and direct-hire construction capabilities, provides customers a strong EPC provider.

The cooperation agreement is predicated on one governing principle – to deliver to our customers, high quality EPC solutions on time and on budget. Gulf Island and Bechtel will use this model to deliver fixed, floating, and subsea facilities to the market.

“Gulf Island is excited about the cooperation agreement signed with Bechtel which couples our fabrication expertise and specialized capabilities with one of the most respected EPC companies in the world. Together we offer a new approach to deliver offshore projects which incorporates innovative solutions and flexibility to meet and exceed client expectations and requirements,” said Kirk Meche, President and CEO of Gulf Island Fabrication, Inc.

“With the expansion of the demand for energy around the world, oil companies continue to expand and develop larger and more complex offshore projects, and will need reliable contractors to deliver them. The agreement between Bechtel and Gulf Island Fabrication creates a team that can deliver them successfully,” said Joe Gebara, general manager of Bechtel’s Offshore business. “Gulf Island’s record of fabricating some of the most challenging offshore structures makes the company a strong partner for Bechtel. I am looking forward to our success working closely together.”

Gulf Island Fabrication, Inc., based in Houston, Texas, with fabrication facilities located in Houma, Louisiana, and San Patricio County, Texas, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms “TLPs”, “SPARs”, “FPSOs”, and “MinDOCs”), piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

CONTACT:
Gulf Island Fabrication, Inc.
Kirk J. Meche, 713-714-6100
Chief Executive Officer
or
Jeffrey M. Favret, 713-714-6100
Chief Financial Officer